Exhibit 10.2

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is effective as of October 16, 2015 (the “Effective Date”) by and between EXAR Corporation (including its subsidiaries) located at 48720 Kato Rd., Fremont, CA 94538 and its affiliates (“Company” or “EXAR”), and RICHARD L. LEZA located at XXXXXXXXXXXXXX (“Mr. Leza”).

Company desires to retain Mr. Leza as an independent contractor to perform certain services for Company, and Mr. Leza is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	SERVICES AND COMPENSATION

(a) EXAR retains Mr. Leza on an interim basis to serve as the Company’s President and CEO and to perform all related tasks and responsibilities.

(b) Mr. Leza shall exercise his best judgment in the diligent performance of all his duties hereunder and to devote the requisite time, skill and energy in addressing all matters related to his interim position.

(c) For the services to be rendered by Mr. Leza, he shall receive a monthly salary of Thirty Six Thousand Five Hundred Dollars ($36,500.00). Payment to Mr. Leza shall be made in a form of a wire transfer to account number XXXXXXXXXXX. Mr. Leza’s documented business, travel, and living expenses will be reimbursed. Mr. Leza shall also receive 2,000 fully vested restricted stock units for service during the month of October and upon the conclusion of each month (or partial month) of continued service thereafter.

(d) Mr. Leza acknowledges and agrees and it is the intent of the parties hereto that Mr. Leza receive no Company-sponsored benefits from Company either as a Contractor or employee. Such benefits include, but are not limited to, paid vacation, sick leave and medical insurance. If Mr. Leza is reclassified by any governmental or other authority or court as an employee, Mr. Leza will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of Company’s benefit plans in effect at the time of such reclassification Mr. Leza would otherwise be eligible for such benefits.

(e) Mr. Leza shall be solely responsible for the payment, wherever payable, of any income taxes or other taxes, contributions or insurance premiums that pertain to the compensation received hereunder.

(f) Mr. Leza will continue to serve as Chairman of the Board following his appointment as Interim President and CEO. Mr. Leza will cease to receive the cash compensation paid to non-employee Directors during his appointment as Interim President and CEO, but will continue to vest in his prior equity grants during this period.

2.	EXAR REPRESENTATIVE

EXAR’s designated representative is the Board of Directors (hereinafter “Representative”). EXAR’s designated representative will serve as Mr. Leza’s primary contact with EXAR.

3.	TERM AND TERMINATION

This Agreement will remain in place until the first employment day of a full-time President and CEO or when replaced by the Board, whichever first occurs.

4.	INDEPENDENT CONTRACTOR

It is the express intention of the parties that Mr. Leza is an independent contractor. Nothing in this Agreement shall in any way be construed to constitute Mr. Leza as an agent, employee or representative of Company, and Mr. Leza shall perform the Services hereunder as an independent contractor. This Agreement does not constitute a hiring by either party. Mr. Leza shall be under the control of Company as to the result of Mr. Leza’s work only, and not as to the means by which such results are accomplished. Mr. Leza shall not be considered under the provisions of this Agreement or otherwise as having employee status. It is understood that the relationship of Mr. Leza to Company shall not bring Mr. Leza under the provisions of the United States Social Security Act, the State Unemployment Act, or any similar act wherein coverage is based on the relationship of employee or employer. Mr. Leza shall furnish (or reimburse Company for) all tools and materials necessary to accomplish this contract, and shall incur all expenses associated with performance. Mr. Leza acknowledges and agrees that Mr. Leza is obligated to report as income all compensation received by Mr. Leza pursuant to this Agreement, and Mr. Leza shall and acknowledge the obligation to pay all required self-employment benefit and other taxes or withholdings thereon to appropriate regulatory agencies. Mr. Leza shall indemnify and hold harmless the Company against any claim of non-compliance with the foregoing. Mr. Leza shall provide proof of the compliance with such obligation after each one (1) quarter period of providing services hereunder.

5.	NOTICES

Any notice or other communication required to be given under the terms of this Agreement shall be deemed to have been given upon personal delivery or upon the lapse of three (3) days following deposit for delivery by certified or registered United States mail, postage fully prepaid and addressed to the party at its respective address as shown herein (or at such other address to which one party gives the other by the same means of notice).

Notice and payment to Mr. Leza shall be sent to the address as stated in the first paragraph of the Agreement:

Notice to EXAR shall be sent to the following address unless otherwise specified herein:

EXAR CORPORATION

48720 Kato Road

Fremont, California 94538

Attn: Legal Department

6.	COMPLIANCE WITH LAW AND POLICY

(a) Mr. Leza agrees at all times to comply with all applicable laws including those of the countries in which the Company does business, the United States and the various states of the United States. Mr. Leza further warrants that he/she is familiar with the Foreign Corrupt Practices Act of the United States and agrees that his/her/its activities undertaken pursuant to this Agreement shall at all times be consistent with this law and any similar law as well as all import and export laws, restrictions, national security controls and regulations of the United States and any applicable foreign agency or authority. Any and all obligations of the parties hereunder shall be subject in all respects to such laws, restrictions, and regulations.

(b) Mr. Leza shall abide by all rules of conduct applicable to Company employees or visitors, including, without limitation, Company's policies regarding ethics, conflicts of interest, and appropriate use of information technology, insider trading and prohibiting sexual or other harassment.

7.	GENERAL

(a) This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings between them relating to the subject matter hereunder and no modification of this Agreement shall be binding on either party unless it is in writing and signed by both parties.

(b) The rights and obligations of the parties to this Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties hereto subject themselves to the jurisdiction of the state and federal courts of the State of California residing within the County of Alameda with respect to any dispute, disagreement or claim arising hereunder, and agree that any such dispute, disagreement or claim shall be exclusively resolved by such California state or federal court.

(c) The prevailing party in any legal, arbitration or dispute resolution action brought by one party against the other regarding the performance, interpretation, enforcement or with respect to any matter arising out of or in connection with this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys’ fees.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXAR CORPORATION:		RICHARD L. LEZA:

By:		By:
Name:	Ryan Benton	Name:	Richard L. Leza
Title:	CFO

Date:	October 16, 2015	Date:	October 16, 2015